Press Release
FOR RELEASE: April 18, 2024

APOGEE ENTERPRISES REPORTS FISCAL 2024 FOURTH QUARTER AND FULL YEAR RESULTS

•Fourth-quarter net sales increase 5%, to $362 million
•Fourth-quarter diluted EPS of $0.71; adjusted diluted EPS grows 33%, to $1.14
•Full year net sales of $1.42 billion
•Full-year diluted EPS of $4.51; full-year adjusted diluted EPS increases 20% to $4.77
•Full-year operating margin improves to 9.4%; adjusted operating margin improves to 10.3%
•Full-year cash flow from operations reaches record $204 million
•Provides initial outlook for fiscal 2025

MINNEAPOLIS, MN, April 18, 2024 – Apogee Enterprises, Inc. (Nasdaq: APOG) today reported its fiscal 2024 fourth-quarter and full-year results. The fourth-quarter and full-year results for fiscal 2024 include the impact of an additional week of operations compared to fiscal 2023. The Company reported the following selected financial results:

	Three Months Ended
(Unaudited, $ in thousands, except per share amounts)	March 2, 2024	February 25, 2023	% Change
Net Sales	$361,840	$344,105	5.2%
Operating income	$21,866	$25,739	(15.0)%
Operating margin	6.0%	7.5%	(20.0)%
Diluted earnings per share	$0.71	$0.91	(22.0)%
Additional Non-GAAP Measures[1]
Adjusted operating income	$34,269	$25,739	33.1%
Adjusted operating margin	9.5%	7.5%	26.7%
Adjusted diluted earnings per share	$1.14	$0.86	32.6%
Adjusted EBITDA	$43,039	$36,745	17.1%
Adjusted EBITDA margin	11.9%	10.7%	11.2%
1 Adjusted operating income, adjusted operating margin, adjusted diluted earnings per share, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. See Use of Non-GAAP Financial Measures and reconciliations to the most directly comparable GAAP measures later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“Fiscal 2024 was another great year for Apogee, with record adjusted EPS and cash flow, and adjusted operating margins and ROIC that exceeded the targets we set at our investor day in 2021,” said Ty R. Silberhorn, Chief Executive Officer. “Through executing our strategy, we have achieved a step change in performance and profitability, providing a stronger foundation from which to operate. We’ve driven sustainable cost and productivity improvements, significantly improved operational execution, and refocused our business to deliver differentiated product and service offerings that provide more value for our customers.”

Mr. Silberhorn continued, “As we look ahead to fiscal 2025, our team is working to build on the gains we’ve achieved, while positioning the Company to drive long-term shareholder value. We are approaching fiscal 2025 with a growth mindset, continuing to diversify our business, strengthen our product and service offerings, and invest to position the Company for long-term profitable growth.”

Project Fortify
On January 30, 2024, the Company announced strategic actions to further streamline its business operations, enable a more efficient cost model, and better position the Company for profitable growth (referred to as “Project Fortify”). During the fourth quarter, the Company incurred $12.4 million of pre-tax charges related to Project Fortify. $5.5 million of these charges were included in cost of sales and $6.9 million were included in selling, general, and administrative (“SG&A”) expenses. The Company continues to expect a total of $16 million to $18 million of pre-tax charges in connection with Project Fortify leading to annualized cost savings of $12 million to $14 million. The Company expects approximately 60% of these savings will be realized in fiscal 2025, and the remainder in fiscal 2026. The Company expects that approximately 70% of the savings will be realized in the Architectural Framing Systems Segment, 20% in the Architectural Services Segment, and 10% in the Corporate Segment, with the plan to be substantially complete in the third quarter of fiscal 2025.

Fourth-Quarter Consolidated Results (Fourth Quarter Fiscal 2024 compared to Fourth Quarter Fiscal 2023)
•Net sales increased 5.2% to $361.8 million compared to $344.1 million, primarily due to improved pricing and mix, partially offset by lower volumes.

•Gross profit increased 13.3% to $88.5 million and gross margin improved by 170 bps to 24.4%, primarily driven by higher pricing, improved product mix, and the impact of cost saving initiatives, partially offset by restructuring charges related to Project Fortify.

•SG&A expenses increased $14.2 million to 18.4% of net sales compared to 15.2%, driven by restructuring charges related to Project Fortify and higher wages and benefits expense.
•Operating income was $21.9 million, and operating margin was 6.0%. Adjusted operating income grew 33.1% to $34.3 million and adjusted operating margin increased 200 basis points to 9.5% primarily driven by higher pricing, improved product mix, and the impact of cost saving initiatives, partially offset by higher wages and benefits expense.

•Other expense was $1.6 million reflecting the impact of an investment market-valuation adjustment.

•Diluted earnings per share (“EPS”) was $0.71 compared to $0.91. Adjusted diluted EPS grew 32.6% to $1.14 driven by higher adjusted operating income and lower interest expense, partially offset by higher Other expense.

Full-Year Consolidated Results (Fiscal 2024 compared to Fiscal 2023)

•Net sales were $1.42 billion, compared to $1.44 billion, primarily reflecting lower volumes, partially offset by improved product mix and higher pricing.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•Operating margin improved to 9.4%. Adjusted operating margin increased 160 basis points to 10.3% primarily driven by higher pricing, improved product mix, and the impact of cost saving initiatives, partially offset by a less favorable mix of projects in the Architectural Services Segment, higher salary and benefits costs, and the inflationary impact of higher costs.

•Other income was $2.1 million reflecting the impact of a $4.7 million pre-tax gain related to a New Markets Tax Credit, partially offset by an investment market-valuation adjustment.
•Income tax expense was $29.6 million, compared to $12.5 million primarily driven by a $14.8 million tax deduction for worthless stock and other related discrete tax benefits in the prior year.

•Diluted EPS was $4.51 compared to $4.64. Adjusted diluted EPS grew 19.8% to a record $4.77 driven by higher adjusted operating income and lower interest expense, partially offset by higher Other expense.

Fourth Quarter Segment Results (Fourth Quarter Fiscal 2024 Compared to Fourth Quarter Fiscal 2023)

Architectural Framing Systems
Architectural Framing Systems net sales were $139.2 million, compared to $148.6 million, primarily reflecting lower volume. Operating income was $6.8 million, which included $6.0 million of restructuring charges related to Project Fortify. Adjusted operating income was $12.8 million, or 9.2% of net sales, compared to $15.6 million, or 10.5% of net sales, primarily reflecting the impact of lower volume and a less favorable mix of projects, partially offset by the impact of cost savings initiatives. Segment backlog2 at the end of the quarter was $200.7 million, an increase of 9.1% compared to $183.9 million at the end of the third fiscal quarter.

Architectural Glass
Architectural Glass net sales grew 18.2%, to $96.2 million, driven by improved pricing and mix. Operating income increased to $18.9 million, or 19.7% of net sales, compared to $9.5 million, or 11.7% of net sales, primarily driven by the impact of improved pricing and mix, partially offset by cost inflation.

Architectural Services
Architectural Services net sales grew 7.9% to $106.3 million, primarily due to a more favorable mix of projects. Operating income was $3.6 million, which included $2.5 million of restructuring charges related to Project Fortify. Adjusted operating income increased to $6.2 million, or 5.8% of net sales, compared to $3.7 million, or 3.7% of net sales, primarily driven by a more favorable mix of projects. Segment backlog at the end of the quarter was $807.8 million, a 4.0% increase compared to $776.5 million at the end of the third fiscal quarter.

Large-Scale Optical
Large-Scale Optical net sales were $27.1 million, compared to $27.2 million, primarily due to lower volume, partially offset by a more favorable mix. Operating income grew to $6.9 million, or 25.6% of net sales, compared to $5.8 million, or 21.1% of net sales, primarily driven by the improved mix.

Corporate and Other
Corporate and other expense increased to $14.5 million, compared to $8.8 million, primarily due to $3.9 million of restructuring charges related to Project Fortify, and higher wages and benefits.

Financial Condition
Net cash provided by operating activities in the fourth quarter improved to $74.9 million, compared to $51.6 million in last year’s fourth quarter. For the full year, net cash provided by operating activities increased to a record $204.2 million, compared to $102.7 million in the prior year, primarily driven by favorable working capital changes. Capital expenditures for the fiscal year were $43.2 million, compared to $45.2 million last year.
2 Backlog is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

During the year, the Company returned $33.0 million of cash to shareholders through share repurchases and dividend payments.

Year-end long-term debt was $62.0 million, compared to $169.8 million at the end of fiscal 2023. The net leverage ratio3 as of the end of the fiscal year improved to 0.1x compared to 0.9x at the end of fiscal 2023.

Fiscal 2025 Outlook
The Company expects a net sales decline in the range of 4% to 7%. This range includes approximately 2 percentage points of decline related to fiscal 2025 reverting to a 52-week year, and approximately 1 percentage point of decline related to the actions of Project Fortify to eliminate certain lower-margin product and service offerings.

The Company expects diluted EPS in the range of $4.25 to $4.55 and adjusted diluted EPS in the range of $4.35 to $4.754. The Company expects the impact of the reversion to a 52-week year will reduce adjusted diluted EPS by approximately $0.20 compared to fiscal 2024 and that there will be no material impact to adjusted diluted EPS related to the adverse net sales impact of Project Fortify.

The Company’s outlook assumes an adjusted effective tax rate of approximately 24.5%, and capital expenditures between $40 to $50 million.

Conference Call Information
The Company will host a conference call today at 8:00 a.m. Central Time to discuss this earnings release. This call will be webcast and is available in the Investor Relations section of the Company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. A replay and transcript of the webcast will be available on the Company’s website for one year from the date of the conference call.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
Management uses non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, as a factor in determining executive compensation, and to provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies. This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings, adjusted effective tax rate, and adjusted diluted EPS are used by the Company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period.
3 Net leverage ratio is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.
4 See reconciliation of Fiscal 2024 estimated adjusted diluted earnings per share to GAAP diluted earnings per share later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•Adjusted EBITDA represents adjusted net earnings before interest, taxes, depreciation, and amortization. The Company believes adjusted EBITDA and adjusted EBITDA margin metrics provide useful information to investors and analysts about the Company's core operating performance.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The Company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the Company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Adjusted return on invested capital (“ROIC”) is defined as adjusted operating income net of tax, divided by average invested capital. The Company believes this measure is useful in understanding operational performance and capital allocation over time.
•Net debt is a non-GAAP measure defined as total debt (current debt plus long-term debt) on our consolidated balance sheet, less cash and cash equivalents. The Company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.
•Net leverage ratio is a non-GAAP ratio defined as net debt divided by trailing twelve months adjusted EBITDA. The Company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.

Backlog is an operating measure used by management to assess future potential sales revenue. Backlog is defined as the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future revenue because the Company has a substantial number of projects with short lead times that book-and-bill within the same reporting period that are not included in backlog.

As part of the actions of Project Fortify, the longer-cycle project business in the Architectural Framing Segment is expected to be phased out over time as the Segment eliminates certain lower-margin product and service offerings. As a result, the majority of projects in the Segment will generally be completed in six months or less, and therefore we believe that backlog as an operating measure will be less effective in assessing future potential sales revenue. Effective in the first quarter of fiscal 2025, we will no longer report backlog for this Segment.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the Company, including the following: (A) North American and global economic conditions, including the cyclical nature of the North American and Latin American non-residential construction industries and the potential impact of an economic downturn or recession; (B) U.S. and global instability and uncertainty arising from events outside of our control; (C) actions of new and existing competitors; (D) departure of key personnel and ability to source sufficient labor; (E) product performance, reliability and quality issues; (F) project management and installation issues that could affect the profitability of individual contracts; (G) dependence on a relatively small number of customers in one operating segment; (H) financial and operating results that could differ from market expectations; (I) self-insurance risk related to a material product liability or other events for which the Company is liable; (J) maintaining our information technology systems and potential cybersecurity threats; (K) cost of regulatory compliance, including environmental regulations; (L) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade policies and regulations, including potential future tariffs; (M) integration of acquisitions and management of acquired contracts; (N) impairment of goodwill or indefinite-lived intangible assets; (O) our ability to successfully manage and implement our enterprise strategy; (P) our ability to maintain effective internal controls over financial reporting; (Q) judgements regarding the accounting for tax positions and the resolution

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

of tax disputes; (R) the impact of cost inflation and rising interest rates; and (S) the impact of changes in capital and credit markets on our liquidity and cost of capital. The Company cautions investors that actual future results could differ materially from those described in the forward-looking statements and that other factors may in the future prove to be important in affecting the Company’s results, performance, prospects, or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2023, and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 2, 2024	February 25, 2023		March 2, 2024	February 25, 2023
(In thousands, except per share amounts)	(14 weeks)	(13 weeks)	% Change	(53 weeks)	(52 weeks)	% Change
Net sales	$361,840	$344,105	5.2%	$1,416,942	$1,440,696	(1.6)%
Cost of sales	273,374	265,993	2.8%	1,049,814	1,105,423	(5.0)%
Gross profit	88,466	78,112	13.3%	367,128	335,273	9.5%
Selling, general and administrative expenses	66,600	52,373	27.2%	233,295	209,485	11.4%
Operating income	21,866	25,739	(15.0)%	133,833	125,788	6.4%
Interest expense, net	949	2,166	(56.2)%	6,669	7,660	(12.9)%
Other expense (income), net	1,633	(528)	N/M	(2,089)	1,507	N/M
Earnings before income taxes	19,284	24,101	(20.0)%	129,253	116,621	10.8%
Income tax expense	3,548	3,879	(8.5)%	29,640	12,514	136.9%
Net earnings	$15,736	$20,222	(22.2)%	$99,613	$104,107	(4.3)%

Basic earnings per share	$0.72	$0.92	(21.7)%	$4.55	$4.73	(3.8)%
Diluted earnings per share	$0.71	$0.91	(22.0)%	$4.51	$4.64	(2.8)%
Weighted average basic shares outstanding	21,819	21,900	(0.4)%	21,871	22,007	(0.6)%
Weighted average diluted shares outstanding	22,102	22,326	(1.0)%	22,091	22,416	(1.4)%
Cash dividends per common share	$0.2500	$0.2400	4.2%	$0.9700	$0.9000	7.8%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Business Segment Information
(Unaudited)
	Three Months Ended			Twelve Months Ended
	March 2, 2024	February 25, 2023		March 2, 2024	February 25, 2023
(In thousands)	(14 weeks)	(13 weeks)	% Change	(53 weeks)	(52 weeks)	% Change
Segment net sales
Architectural Framing Systems	$139,188	$148,606	(6.3)%	$601,736	$649,778	(7.4)%
Architectural Glass	96,187	81,396	18.2%	378,449	316,554	19.6%
Architectural Services	106,278	98,476	7.9%	378,422	410,627	(7.8)%
Large-Scale Optical	27,113	27,227	(0.4)%	99,223	104,215	(4.8)%
Intersegment eliminations	(6,926)	(11,600)	(40.3)%	(40,888)	(40,478)	1.0%
Net sales	$361,840	$344,105	5.2%	$1,416,942	$1,440,696	(1.6)%
Segment operating income (loss)
Architectural Framing Systems	$6,847	$15,609	(56.1)%	$64,833	$81,875	(20.8)%
Architectural Glass	18,927	9,523	98.8%	68,046	28,610	137.8%
Architectural Services	3,629	3,691	(1.7)%	11,840	18,140	(34.7)%
Large-Scale Optical	6,945	5,750	20.8%	24,233	25,348	(4.4)%
Corporate and other	(14,482)	(8,834)	63.9%	(35,119)	(28,185)	24.6%
Operating income	$21,866	$25,739	(15.0)%	$133,833	$125,788	6.4%
Segment operating margin
Architectural Framing Systems	4.9%	10.5%		10.8%	12.6%
Architectural Glass	19.7%	11.7%		18.0%	9.0%
Architectural Services	3.4%	3.7%		3.1%	4.4%
Large-Scale Optical	25.6%	21.1%		24.4%	24.3%
Corporate and other	N/M	N/M		N/M	N/M
Operating margin	6.0%	7.5%		9.4%	8.7%
•Segment net sales is defined as net sales for a certain segment and includes revenue related to intersegment transactions.
•Net sales intersegment eliminations are reported separately to exclude these sales from our consolidated total.
•Segment operating income is equal to net sales, less cost of goods sold, SG&A, and any asset impairment charges associated with the segment.
•Operating income does not include any other income or expense, interest expense or a provision for income taxes.
•Segment operating income includes operating income related to intersegment sales transactions and excludes certain corporate costs that are not allocated at a segment level. We report these unallocated corporate costs separately in Corporate and Other.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	March 2, 2024	February 25, 2023
Assets
Current assets
Cash and cash equivalents	$37,216	$19,924
Restricted cash	—	1,549
Receivables, net	173,557	197,267
Inventories, net	69,240	78,441
Contract assets	49,502	59,403
Other current assets	29,124	26,517
Total current assets	358,639	383,101
Property, plant and equipment, net	244,216	248,867
Operating lease right-of-use assets	40,221	41,354
Goodwill	129,182	129,026
Intangible assets, net	66,114	65,966
Other non-current assets	45,692	47,051
Total assets	$884,064	$915,365
Liabilities and shareholders' equity
Current liabilities
Accounts payable	84,755	86,549
Accrued compensation and benefits	53,801	51,651
Contract liabilities	34,755	28,011
Operating lease liabilities	12,286	11,806
Other current liabilities	59,108	64,532
Total current liabilities	244,705	242,549
Long-term debt	62,000	169,837
Non-current operating lease liabilities	31,907	33,072
Non-current self-insurance reserves	30,552	29,316
Other non-current liabilities	43,875	44,183
Total shareholders’ equity	471,025	396,408
Total liabilities and shareholders’ equity	$884,064	$915,365

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Twelve Months Ended
	March 2, 2024	February 25, 2023
(In thousands)	(53 weeks)	(52 weeks)
Operating Activities
Net earnings	$99,613	$104,107
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	41,588	42,403
Share-based compensation	9,721	8,656
Deferred income taxes	(9,748)	(7,185)
Asset impairment on property, plant, and equipment	6,195	—
Loss (gain) on disposal of assets	826	(3,815)
Proceeds from New Markets Tax Credit transaction, net of deferred costs	—	18,390
Settlement of New Markets Tax Credit transaction	(4,687)	(19,523)
Non-cash lease expense	11,721	11,878
Other, net	4,615	5,399
Changes in operating assets and liabilities:
Receivables	23,993	(62,304)
Inventories	9,366	1,731
Contract assets	9,880	(3,380)
Accounts payable	(2,655)	(5,491)
Accrued compensation and benefits	2,102	(1,810)
Contract liabilities	6,590	20,952
Operating lease liability	(12,632)	(12,149)
Refundable and accrued income taxes	6,523	(6,976)
Other current assets and liabilities	1,143	11,813
Net cash provided by operating activities	204,154	102,696
Investing Activities
Capital expenditures	(43,180)	(45,177)
Proceeds from sales of property, plant and equipment	293	7,755
Purchases of marketable securities	(2,953)	—
Sales/maturities of marketable securities	2,165	9,712
Net cash used by investing activities	(43,675)	(27,710)
Financing Activities
Proceeds from revolving credit facilities	196,964	485,879
Repayment on debt	—	(151,000)
Repayments on revolving credit facilities	(304,817)	(327,865)
Repurchase of common stock	(11,821)	(74,312)
Dividends paid	(21,133)	(19,670)
Other, net	(3,800)	(4,055)
Net cash used by financing activities	(144,607)	(91,023)
Effect of exchange rates on cash	(129)	(73)
Increase (decrease) in cash, cash equivalents and restricted cash	15,743	(16,110)
Cash, cash equivalents and restricted cash at beginning of year	21,473	37,583
Cash and cash equivalents at end of year	$37,216	$21,473

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Diluted Earnings per Share
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 2, 2024	February 25, 2023	March 2, 2024	February 25, 2023
(In thousands)	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net earnings	$15,736	$20,222	$99,613	$104,107
Restructuring charges (1)	12,403	—	12,403	—
NMTC settlement gain (2)	—	—	(4,687)	—
Worthless stock deduction and related discrete tax benefits (3)	—	(1,131)	—	(14,833)
Income tax impact on above adjustments	(3,039)	—	(1,890)	—
Adjusted net earnings	$25,100	$19,091	$105,439	$89,274

	Three Months Ended		Twelve Months Ended
	March 2, 2024	February 25, 2023	March 2, 2024	February 25, 2023
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Diluted earnings per share	$0.71	$0.91	$4.51	$4.64
Restructuring charges (1)	0.56	—	0.56	—
NMTC settlement gain (2)	—	—	(0.21)	—
Worthless stock deduction and related discrete tax benefits (3)	—	(0.05)	—	(0.66)
Income tax impact on above adjustments	(0.14)	—	(0.09)	—
Adjusted diluted earnings per share	$1.14	$0.86	$4.77	$3.98

Weighted average diluted shares outstanding	22,102	22,326	22,091	22,416

(1)	Restructuring charges related to Project Fortify, including $6.2 million of asset impairment charges, $5.9 million of employee termination costs and $0.3 million of other costs.
(2)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other expense (income), net.
(3)	Worthless stock deduction and related discrete income tax benefits from the impairment of the Sotawall business in fiscal 2023 which was recorded in income tax expense.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Operating Income (Loss) and Adjusted Operating Margin
(Unaudited)

	Three Months Ended March 2, 2024
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$6,847	$18,927	$3,629	$6,945	$(14,482)	$21,866
Restructuring charges (1)	5,970	—	2,526	—	3,907	12,403
Adjusted operating income (loss)	$12,817	$18,927	$6,155	$6,945	$(10,575)	$34,269

Operating margin	4.9%	19.7%	3.4%	25.6%	N/M	6.0%
Restructuring charges (1)	4.3	—	2.4	—	N/M	3.4
Adjusted operating margin	9.2%	19.7%	5.8%	25.6%	N/M	9.5%

	Three Months Ended February 25, 2023
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$15,609	$9,523	$3,691	$5,750	$(8,834)	$25,739

Operating margin	10.5%	11.7%	3.7%	21.1%	N/M	7.5%

(1)	Restructuring charges related to Project Fortify, including $6.2 million of asset impairment charges, $5.9 million of employee termination costs and $0.3 million of other costs.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Operating Income (Loss) and Adjusted Operating Margin
(Unaudited)

	Twelve Months Ended March 2, 2024
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$64,833	$68,046	$11,840	$24,233	$(35,119)	$133,833
Restructuring charges (1)	5,970	—	2,526	—	3,907	12,403
Adjusted operating income (loss)	$70,803	$68,046	$14,366	$24,233	$(31,212)	$146,236

Operating margin	10.8%	18.0%	3.1%	24.4%	N/M	9.4%
Restructuring charges (1)	1.0	—	0.7	—	N/M	0.9
Adjusted operating margin	11.8%	18.0%	3.8%	24.4%	N/M	10.3%

	Twelve Months Ended February 25, 2023
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$81,875	$28,610	$18,140	$25,348	$(28,185)	$125,788

Operating margin	12.6%	9.0%	4.4%	24.3%	N/M	8.7%

(1)	Restructuring charges related to Project Fortify, including $6.2 million of asset impairment charges, $5.9 million of employee termination costs and $0.3 million of other costs.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin (Earnings before interest, taxes, depreciation and amortization)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 2, 2024	February 25, 2023	March 2, 2024	February 25, 2023
(In thousands)	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net earnings	$15,736	$20,222	$99,613	$104,107
Income tax expense	3,548	3,879	29,640	12,514
Interest expense, net	949	2,166	6,669	7,660
Depreciation and amortization	10,403	10,478	41,588	42,403
EBITDA	$30,636	$36,745	$177,510	$166,684
Restructuring charges (1)	12,403	—	12,403	—
NMTC settlement gain (2)	—	—	(4,687)	—
Adjusted EBITDA	$43,039	$36,745	$185,226	$166,684

EBITDA Margin	8.5%	10.7%	12.5%	11.6%
Adjusted EBITDA Margin	11.9%	10.7%	13.1%	11.6%

(1)	Restructuring charges related to Project Fortify, including $6.2 million of asset impairment charges, $5.9 million of employee termination costs and $0.3 million of other costs.
(2)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other expense (income), net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Measure - Net Leverage Ratio
(Unaudited)

Net Debt (In thousands)	March 2, 2024		February 25, 2023
Total debt	$62,000		$169,837
Less: Cash and cash equivalents	37,216		19,924
Net Debt	$24,784		$149,913

	Trailing twelve months ending
Adjusted EBITDA	March 2, 2024		February 25, 2023
Net earnings	$99,613		$104,107
Income tax expense	29,640		12,514
Interest expense, net	6,669		7,660
Depreciation and amortization	41,588		42,403
EBITDA	$177,510		$166,684
Restructuring charges (1)	12,403		—
NMTC settlement gain (2)	(4,687)		—
Adjusted EBITDA	$185,226		$166,684

Net Leverage	March 2, 2024		February 25, 2023
Net Debt	$24,784		$149,913
Adjusted EBITDA	185,226		166,684
Net Leverage Ratio	0.1	x	0.9	x

(1)	Restructuring charges related to Project Fortify, including $6.2 million of asset impairment charges, $5.9 million of employee termination costs and $0.3 million of other costs.
(2)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other expense (income), net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Measure - Adjusted Return on Invested Capital Reconciliation
(Unaudited)
	Twelve Months Ended
(In thousands, except percentages)	March 2, 2024	February 25, 2023
Operating income	$133,833	$125,788
Restructuring charges (1)	12,403	—
Adjusted operating income	$146,236	$125,788
Tax adjustment (2)	35,828	30,818
Adjusted operating income after taxes	$110,408	$94,970
Average invested capital (3)	$668,555	$686,124
Adjusted return on invested capital (ROIC) (4)	16.5%	13.8%

(1)	Restructuring charges related to Project Fortify, including $6.2 million of asset impairment charges, $5.9 million of employee termination costs and $0.3 million of other costs.
(2)	Income tax impact calculated using an estimated statutory tax rate of 24.5%, which reflects the estimated blended statutory tax rate for the jurisdiction in which the charge or income occurred.
(3)	Average invested capital represents a trailing five quarter average of total assets less average current liabilities (excluding current portion long-term debt).
(4)	Adjusted ROIC calculated by dividing adjusted operating income after taxes by average invested capital

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Fiscal 2025 Outlook
Reconciliation of Fiscal 2025 outlook of estimated Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Fiscal Year Ending March 1, 2025
	Low Range	High Range
Diluted earnings per share	$4.25	$4.55
Restructuring charges (1)	0.13	0.26
Income tax impact on above adjustments per share	(0.03)	(0.06)
Adjusted diluted earnings per share	$4.35	$4.75

(1)	Restructuring charges related to Project Fortify.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com